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                                                                     EXHIBIT 5.1

[REED SMITH LOGO]


                                June 19, 2002



W. P. Carey & Co. LLC
50 Rockefeller Plaza
New York, New York 10020

Ladies and Gentlemen:

      We have acted as counsel to W. P. Carey & Co. LLC (the "Company") in connection with the Registration Statement (the "Registration Statement") relating to up to 5,500,000 Listed Shares of the Company (the "Listed Shares") which may be issued or delivered to eligible employees and directors of the Company and its affiliates under the Company's 1997 Share Incentive Plan, as amended (the "Plan"). In rendering our opinion below, we have assumed that any Listed Shares which have been reacquired and are then delivered under the Plan will have been duly authorized, validly issued and fully paid at the time of their original issuance.

      In connection with this opinion, we have examined, among other things:

            (1) the Amended and Restated Limited Liability Company Agreement of the Company, as amended to date;

            (2) the Bylaws of the Company;

            (3) resolutions by the Board of Directors of the Company on November 29, 1999 and April 26, 2002 amending the Plan;

            (4) resolutions adopted by the shareholders of the Company on June 28, 2000 and June 11, 2002 approving the amendment to the Plan;

            (5) resolutions adopted by the Board of Directors of the Company on April 26, 2002 approving the filing of the Registration Statement; and

            (6) the Plan, as currently in effect.

      Based upon the foregoing and upon an examination of such other documents, proceedings, statutes, decisions and questions of law as we considered necessary in order to enable us to furnish this opinion, and subject to the assumptions set forth above, we are pleased to advise you that in our opinion the 5,500,000 Listed Shares being registered and which may be issued or delivered by the Company pursuant to the provisions of the Plan have been duly authorized, and upon such issuance in accordance with the provisions of the Plan such shares will be validly issued, fully paid and nonassessable.



                                              435 Sixth Avenue          Delaware
                                     Pittsburgh, PA 15219-1886        New Jersey
                                                  412.288.3131          New York
                                              Fax 412.288.3063      Pennsylvania
                                                                  United Kingdom
                                                                        Virginia
                                                                  Washington, DC

                                                       r e e d s m i t h . c o m

"Reed Smith" refers to Reed Smith LLP and related entities.
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                                                               [REED SMITH LOGO]

W. P. Carey & Co. LLC
June 19, 2002
Page 2


      We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the use of our name in the Prospectus under the caption "Legal Opinion".

                                        Very truly yours,

                                        /s/ Reed Smith LLP


                                        REED SMITH LLP


MBP:JGA:clj